Exhibit 10.32
                                                                   -------------



HemaSure                                                    HemaSure Inc.
                                                            140 Locke Drive
                                                            Marlborough, MA
                                                            01752 U.S.A.
                                                            Tel.  508-490-9500
                                                            Fax  508-485-6045


April 1, 1997



Mr. John F. McGuire
9 Glennon Farm Lane
Tewksbury, NJ  08833

Dear Jack:

On behalf of the Board of Directors of HemaSure, and contingent upon approval of the Board, I am delighted to extend to you our offer for the position of President, Chief Executive Officer, and Director of HemaSure.

In this role, you will report directly to the Board of Directors of the Company. You will have overall responsibilities for all aspects of the Company, including the development and execution of strategic, operating, and financing plans.

Your compensation in this role will include a base salary of $14,583 per month, with an annual bonus of $75,000, earned upon achievement of goals mutually endorsed by the Compensation Committee and you.

In addition, you will be granted an option to purchase 600,000 shares of HemaSure Common Stock, "the initial grant". The exercise price of the options will be the "low" as quoted on the Nasdaq for the week ended April 4, 1997. These options will vest over four years in equal installments of 25% commencing on your first anniversary of employment.

An additional 200,000 shares of incentive stock options will be granted at the earliest possible date in fiscal 1988. The Options will begin to vest upon achievement of certain three-year "stretch" goals (see Exhibit A, attached) which will be mutually agreed to by you and the Committee and will vest over four years in equal installments of 25%. The exercise price will be the lower of the fair market price on the date of the grant or the exercise price established for "the initial grant".



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Page Two


In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company, in no event will you receive less than $1.00 per share then exercisable upon the event.

The Company agrees to cover all direct relocation costs up to a maximum of $70K, including reasonable house-hunting trips, moving of household goods, real estate fees, and temporary housing for the first three months. In addition, in the event you are unable to sell your New Jersey home within a reasonable period of time after commencing employment, HemaSure will continue to pay the mortgage on your New Jersey home until sold after you have relocated to Massachusetts.

In the event you are terminated other than for cause, you will be paid up to the equivalent of one year's salary plus the previous year's bonus, paid monthly over the course of 12 months from time of termination, or until such time as you have secured employment in an equivalent role.

Jack, I truly feel that you are uniquely qualified for this role. I am genuinely excited about working closely together with you to create an exciting and successful company at HemaSure.

Please acknowledge your acceptance of this position and the terms of this agreement by signing below and returning one signed original to me.

Best regards,

/s/  Timothy J. Barberich

Timothy J. Barberich
Director
HemaSure, Inc.



I accept your offer of employment as described above.



/s/  John F. McGuire
-----------------------                Date:  4/1/97
John F. McGuire                             -------------





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HemaSure

                                                                       Exhibit A






The stretch goals shall constitute the following:

1. Successful completion of at least $5 million of financing to the Company.

     OR

2. The Company becomes cash flow positive.

Whichever comes first.



/s/  Timothy J. Barberich
---------------------------
Timothy J. Barberich
Chairman of the Board



/s/  Rolf S. Stutz
---------------------------
Rolf S. Stutz
Compensation Committee



/s/  John F. McGuire
---------------------------
John F. McGuire
President and CEO